Clark, Thomas & Winters
A PROFESSIONAL CORPORATION

TELEPHONE (512) 472-8800POST OFFICE BOX 1148FAX (512) 474-1129
AUSTIN, TEXAS  78767

300 WEST 6th STREET, 15TH FLOOR
AUSTIN, TEXAS  78701

September 20, 2010

EXHIBIT 5.08

Entergy Louisiana, LLC
446 North Boulevard
Baton Rouge, Louisiana 70802

Ladies and Gentlemen:

We have acted as local Texas counsel for Entergy Louisiana, LLC, a Texas limited liability company (the “Company”), in connection with the filing by the Company of a Post-Effective Amendment No.1 to Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an indeterminate aggregate principal amount of the Company’s First Mortgage Bonds (the “New Bonds”) to be issued in one or more offerings, and for the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage and Deed of Trust dated as of April 1, 1944 with The Bank of New York Mellon (successor to Harris Trust Company of New York, as trustee) (the “Trustee”), as amended and supplemented from time to time (the “Mortgage”), under which the New Bonds are to be issued.

We, as your special Texas counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purposes of rendering this opinion.  As to certain factual matters material to the opinions hereinafter expressed, we have relied, where such reliance is reasonable, upon representations contained in certificates of the Company or its officers and/or directors, on certificates of public officials, and on representations made by the Company in the Registration Statement.

Subject to the qualifications hereinafter expressed, we are of the following opinions:

(1)           The Company is a limited liability company duly organized and validly existing under the laws of the State of Texas.

(2)           The New Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and the Mortgage, will be legally issued and will be binding obligations of the Company.

For purposes of the opinions expressed above, we have assumed (a) that the New Bonds will be issued and delivered in compliance with appropriate action with regard to the issuance of the New Bonds by and before the Federal Energy Regulatory Commission and any other applicable regulatory body, (b) that the New Bonds will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Board of Directors of the Company, (c) that any applicable supplement to the Mortgage will be executed and delivered in compliance with the due authorization of (i) the Company’s Board of Directors or, if applicable, the Executive Committee thereof or an authorized officer of the Company, and (ii) the Trustee, (d) that amounts to be charged or collected by holders of the New Bonds in the nature of interest will not cause the interest charged, paid, or payable on the New Bonds to be usurious under applicable law, and (e) at the time the New Bonds are issued (i) there shall not have occurred any change in law affecting the validity or enforceability of the New Bonds or the Mortgage and (ii) none of the terms of the New Bonds, nor their issuance, nor the Company’s compliance with the terms of the New Bonds will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

This opinion is limited to the laws of the States of Texas, Louisiana and New York and of the United States of America.  To the extent that our opinions relate to or are dependent upon the federal laws or matters governed by the laws of the State of New York, we have relied upon the opinion of Morgan, Lewis & Bockius LLP, which is being filed as Exhibit 5.06 to the Registration Statement.  To the extent that our opinions relate to or are dependent upon matters governed by the laws of the State of Louisiana, we have relied upon the opinion of Dawn Abuso, Esq., Senior Counsel-Corporate and Securities of Entergy Services, Inc., which is being filed as Exhibit 5.07 to the Registration Statement.

We express no opinion except as explicitly provided herein, and our opinions are based as of the date hereof and are based, in each case, upon existing laws and regulations effective as of the date hereof and assume the application of such laws and regulations to events that may occur after the date of this letter. We undertake no obligation (a) to advise you of changes that may come to our attention or that become effective after the date hereof or (b) to withdraw, reissue, or supplement the opinions expressed herein as a result of any subsequent change to relevant facts or applicable law or any discovery by us that any assumption or factual conclusion set forth in this letter was incorrect as of the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.08 to the Registration Statement and to the references to our firm in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is rendered to you solely in connection with the above-described matters. This opinion may not be relied on by you for any other purpose or relied on or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Clark, Thomas & Winters,
      A Professional Corporation